Filed pursuant to Rule 424(b)(3)
Registration No. 333-139499
Prospectus Supplement No. 9
(To Prospectus dated May 4, 2007)
4,280,714
SHARES
WILLBROS GROUP, INC.
COMMON STOCK

     This prospectus supplement No. 9 supplements and amends the prospectus dated May 4, 2007, as supplemented and amended by that certain prospectus supplement No. 1 dated May 10, 2007, that certain prospectus supplement No. 2 dated May 17, 2007, that certain prospectus supplement No. 3 dated May 24, 2007, that certain prospectus supplement No. 4 dated May 30, 2007, that certain prospectus supplement No. 5 dated June 8, 2007, that certain prospectus supplement No. 6 dated August 7, 2007, that certain prospectus supplement No. 7 dated August 9, 2007 and that certain prospectus supplement No. 8 dated August 16, 2007 (the “Prospectus”). This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.
     This prospectus supplement includes our attached Current Report on Form 8-K filed on August 21, 2007.
     There are significant risks associated with an investment in our securities. These risks are described under the caption “Risk Factors” beginning on page 6 of the Prospectus, as the same may be updated in prospectus supplements.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 21, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) August 15, 2007
WILLBROS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)
Republic of Panama
(State or Other Jurisdiction of Incorporation)

1-11953 (Commission File Number)	98-0160660 (IRS Employer Identification No.)
Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama
(Address of Principal Executive Offices) (Zip Code)
+507-213-0947
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On August 15, 2007, the Registrant entered into a Global Settlement Agreement (the “Agreement”) with Ascot Offshore Nigeria Limited, a company organized under the laws of the Federal Republic of Nigeria (“Ascot”), Berkeley Group Plc, a company organized under the laws of the Federal Republic of Nigeria and the parent company of Ascot, and Willbros International Services (Nigeria) Limited, a company organized under the laws of the Cayman Islands and a subsidiary of the Registrant (“WISNL”). The Agreement provides for the payment of an amount in full and final settlement of all disputes between Ascot and the Registrant related to the working capital adjustment to the closing purchase price under the Share Purchase Agreement dated as of February 7, 2007, between the Registrant and Ascot (the “SPA”), which provided for the sale by the Registrant, and the purchase by Ascot, of all the share capital of WG Nigeria Holdings Limited, a company organized under the laws of the Cayman Islands and at that time a subsidiary of the Registrant (the “Company”). In connection with the SPA, the Registrant, Ascot and WISNL also entered into a Transition Services Agreement dated as of February 7, 2007 (the “TSA”), and Ascot delivered a promissory note in favor of the Registrant (the “Note”).
The Agreement provides for a settlement amount of US$25,000,000, the amount by which the Registrant and Ascot agreed to adjust the closing purchase price under the SPA downward in respect of the working capital of the Company at the closing (the “Settlement Amount”). Under the terms and conditions of the Agreement, a portion of the Settlement Amount will be retained by the Registrant and credited to the account of Ascot for amounts totaling up to US$9,258,621 which are currently due from Ascot to the Registrant and WISNL under the TSA and the Note. The payment of the balance of the Settlement Amount under the terms of the Agreement will finally settle any and all obligations, payments and disputes between Ascot and the Registrant in relation to the adjustment to the closing purchase price under the SPA. As part consideration for the parties’ agreement on the Settlement Amount, and as a condition to payment by the Registrant of the balance of the Settlement Amount, Ascot must secure the cancellation or backstop of certain letters of credit totaling US$20,322,391, as provided by the Agreement.
Upon the payment of the balance of the Settlement Amount, the Agreement also provides for the termination of all of the Registrant’s and Ascot’s respective rights and obligations under the indemnification provisions of the SPA.
The Agreement amends such provisions of the SPA and the TSA as necessary or appropriate for all of the agreements set forth in the Agreement to be effective.
The Agreement also includes covenants of cooperation regarding various matters concerning the continued operation of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.
Date: August 21, 2007	By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President and Chief Financial Officer

3